EXHIBIT (a)(5)

FOR IMMEDIATE RELEASE
For More Information Contact:
Michael H. Owens, MD, MPH, FACPE, CPE President & CEO, iVOW, Inc. (858) 703-2820

iVOW, Inc. Reports Results of Annual Meeting and Announces Stockholder Approval
of Offer to Exchange Warrant Program

        San Diego, CA—June 2, 2006—iVOW, Inc. (NASDAQ: IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today reported results of its Annual Meeting of Stockholders held on June 2, 2006 (the "Annual Meeting") and announced that its stockholders had approved the Company's offer to exchange warrant program (the "Offer to Exchange").

        At the Annual Meeting, the Company's stockholders approved all five of the proposals offered: (i) the election of George B. DeHuff, James D. Durham and Michael H. Owens, M.D. as Class II directors for a term of three years or until their successors are duly elected and qualified; (ii) the issuance of the Company's securities representing more than 20% of the outstanding voting power of the Company, at a discount to the market price, in connection with the Offer to Exchange; (iii) the issuance of the Company's securities that may represent more than 20% of the outstanding voting power of the Company, at a discount to the market price, in connection with a private placement financing that closed on February 22, 2006; (iv) a proposal to amend the Company's 1997 Stock Option/Stock Issuance Plan to (a) increase the number of shares of the Company's common stock available for issuance under the Plan from 446,000 shares to 646,000 shares and (b) increase the size of the initial and annual stock option grants to non-employee members of the Board to 12,500 shares and 7,500 shares, respectively, under the automatic grant program; and (v) the ratification of the appointment of J.H. Cohn LLP as the Company's independent auditors for the fiscal year ending December 31, 2006.

        Under the Offer to Exchange, the Company previously made a tender offer to each of its existing warrant holders to exchange their existing warrants for new warrants. The new warrants have the same terms and conditions as the original warrants, provided, however, that if the Company's stockholders approve the Offer to Exchange, the new warrants will have a reduced exercise price and must be exercised with cash within ten (10) days of the expiration of the Offer to Exchange. The purpose of the Offer to Exchange is to raise funds to support the Company's operations by providing the holders of existing warrants with the opportunity to obtain new warrants, and encouraging the participating warrant holders to exercise the new warrants with cash within a relatively short period after the Offer to Exchange.

        As a result of stockholder approval, the Offer to Exchange and any accompanying withdrawal rights will expire at 5:00 p.m. (PDT) on June 12, 2006, which is ten (10) days after the date of the Annual Meeting. Participating warrant holders must exercise their new warrants for cash by 5:00 p.m. (PDT) on June 22, 2006, which is ten (10) days after the expiration of the Offer to Exchange.

About iVOW, Inc.

        Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, healthcare services, operational consulting and clinical training services to employers, payors, physicians and hospitals involved in the medical and surgical treatment of the chronic and morbidly obese. We also provide specialized vitamins to patients who have undergone obesity surgery. Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com. iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

Forward Looking Statements

        This news release may contain forward-looking statements concerning the business and products of iVOW, Inc. Actual results may differ materially depending on a number of risk factors which are described in the Company's press releases and periodic filings with the Securities and Exchange Commission. The Company's public filings are available at www.sec.gov. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release